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                                   [ICO LOGO]


                                                          Corporate Headquarters
                                                      5333 Westheimer, Suite 600
                                                            Houston, Texas 77056

                                                                    NEWS RELEASE

TO:                                                     Contact:  Jon Biro
                                                                  Tim Gollin
                                                        Phone:    713-351-4100
                                                        Fax:      713-335-2222
                                                        Website:  www.icoinc.com
                                                        Pages:    1

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                        ICO ANNOUNCES MANAGEMENT CHANGES

         Houston, June 7, 2001 - ICO, Inc. (NASDAQ: ICOC), an oilfield services and plastic resins processor, today announced that the Company has entered into termination agreements with its Chairman and Chief Financial Officer, Dr. Al. O. Pacholder, and its President and Chief Executive Officer, Sylvia A. Pacholder, pursuant to which Dr. Pacholder and Ms. Pacholder have agreed to be terminated as officers and to resign as directors of ICO. ICO also announced that John F. Williamson was named Chairman of the Board of Directors and Timothy J. Gollin and Christopher N. O'Sullivan were appointed to the Board of Directors. In addition, the Board of Directors appointed Mr. Gollin as President and Chief Executive Officer of ICO and Mr. O'Sullivan as Vice Chairman and Chief Financial Officer.

         Mr. Williamson has served as a director of ICO since 1995. Messrs. Gollin and O'Sullivan are managers of Travis Street Partners, LLC ("TSP"), a Houston-based company which leads an investment group owning 7.3% of ICO's common stock. Three directors nominated by TSP were elected to ICO's Board of Directors in April. In early May, TSP proposed to acquire ICO at a price of $3.10 per share.

         Prior to the election of the new management team, the Board approved termination agreements for Dr. Pacholder and Ms. Pacholder as well as Robin E. Pacholder, Tom D. Pacholder and David M. Gerst. The agreements were made in settlement of existing employment agreements which otherwise would have required higher payments. Pursuant to the termination agreements, the Company paid a combination of cash, benefits and properties of approximately $7.3 million and escrowed an additional $3.1 million which may be required as a gross-up payment if the termination transactions ultimately require certain excise taxes to be payable. The Company expects to recognize a one-time charge in its fiscal quarter ending June 30, 2001 in connection with the payments made and expenses incurred by the Company in connection with the termination agreements. Separately, these individuals entered into a standstill agreement with TSP in which they agreed not to seek to influence or control ICO for a three year period.

         ICO, Inc. serves the global petrochemical, energy and steel industries by providing high technology equipment and services for petrochemical processing and oilfield services.

         Statements regarding Petrochemical Processing Services group outlook, increases in exploration activity, increases in demand for services, as well as any other statements that are not historical facts in this release are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include but are not limited to, demand for the Company's services and products, business cycles and other conditions of the oil and gas and petrochemical industries, prices of commodities, acquisition risks, international risks, operational risks, and other factors detailed in the Company's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.